Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-128881 of Williams Partners, L.P., on Form S-8, and Registration Statement Nos. 333-179471, 333-187664 of Williams Partners, L.P., on Form S-3 of our report dated February 24, 2014, relating to the financial statements of Gulfstream Natural Gas System, L.L.C., appearing in this Annual Report on Form 10-K of Williams Partners, L.P. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Houston, Texas
February 26, 2014